Exhibit 99.1
Earnings Release

CubeSmart Reports Fourth Quarter and Annual 2023 Results

MALVERN, PA -- (Globe Newswire) – February 29, 2024 -- CubeSmart (NYSE: CUBE) today announced its operating results for the three and twelve months ended December 31, 2023.

“We closed 2023 with another solid quarter as we experienced more stable trends compared to earlier in the year. New York City generated portfolio-leading growth, showcasing the strength of the market’s demand profile and the muted new supply backdrop,” commented President and Chief Executive Officer Christopher P. Marr. “Looking to 2024, our strong platform and team, coupled with our significant balance sheet capacity, have us well-positioned to execute our growth strategy in any macroeconomic climate.”

Key Highlights for the Fourth Quarter

●	Reported diluted earnings per share (“EPS”) attributable to the Company’s common shareholders of $0.50.
●	Reported funds from operations (“FFO”), as adjusted, per diluted share of $0.70.
●	Increased same-store (592 stores) net operating income (“NOI”) 1.2% year over year, driven by 0.4% revenue growth and a 1.8% decrease in property operating expenses.
●	Averaged same-store occupancy of 90.8% during the quarter and ended the quarter at 90.3%.
●	Closed on one property acquisition for $22.0 million.
●	Increased the quarterly dividend 4.1% to an annualized rate of $2.04 per common share from the previous annualized rate of $1.96 per common share.
●	Added 43 stores to our third-party management platform during the quarter, bringing our total third-party managed store count to 795.

Financial Results

Net income attributable to the Company’s common shareholders was $112.7 million for the fourth quarter of 2023, compared with $81.9 million for the fourth quarter of 2022. A significant driver of the year over year increase was decreased amortization of in-place lease intangibles related to stores acquired in December 2021. Diluted EPS attributable to the Company’s common shareholders increased to $0.50 for the fourth quarter of 2023, compared with $0.36 for the same period last year.

Net income attributable to the Company’s common shareholders for the year ended December 31, 2023 was $410.8 million, compared with $291.3 million for the year ended December 31, 2022. A significant driver of the year over year increase was decreased amortization of in-place lease intangibles related to stores acquired in December 2021. Diluted EPS attributable to the Company’s common shareholders increased to $1.82 for the year ended December 31, 2023, compared with $1.29 for the prior year.

FFO, as adjusted, was $158.4 million for the fourth quarter of 2023, compared with $152.3 million for the fourth quarter of 2022. FFO, as adjusted, per diluted share increased 4.5% to $0.70 for the fourth quarter of 2023, compared with $0.67 for the same period last year.

FFO, as adjusted, for the year ended December 31, 2023 was $609.4 million, compared with $574.5 million for the year ended December 31, 2022. FFO per share, as adjusted, increased 5.9% to $2.68 for the year ended December 31, 2023, compared with $2.53 for the year ended December 31, 2022.

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Earnings Release

Investment Activity

Acquisition Activity

During the quarter and year ended December 31, 2023, the Company acquired one store located in New Jersey for $22.0 million. Subsequent to year-end, the Company acquired a two-store portfolio in Connecticut for $20.2 million.

Development Activity

The Company has agreements with developers for the construction of self-storage properties in high-barrier-to-entry locations. As of December 31, 2023, the Company had four joint venture development properties under construction. The Company anticipates investing a total of $94.2 million related to these projects and had invested $51.2 million of that total as of December 31, 2023. The stores are located in New Jersey (1) and New York (3) and are expected to open at various times during 2024 and 2025. During the quarter, the Company opened for operation approximately 19.4% of the total expected rentable square feet of its joint venture development property in Astoria, New York, in which the Company is anticipated to have a total investment of $40.1 million upon the store’s completion during the second quarter of 2024.

Third-Party Management

As of December 31, 2023, the Company’s third-party management platform included 795 stores totaling 51.9 million rentable square feet. During the three and twelve months ended December 31, 2023, the Company added 43 stores and 167 stores, respectively, to its third-party management platform.

Same-Store Results

The Company’s same-store portfolio as of December 31, 2023 included 592 stores containing 42.3 million rentable square feet, or approximately 95.9% of the aggregate rentable square feet of the Company’s 611 consolidated stores. These same-store properties represented approximately 96.6% of the Company’s property NOI for the three months ended December 31, 2023.

Same-store physical occupancy as of December 31, 2023 and 2022 was 90.3% and 91.3%, respectively. Same-store revenues for the fourth quarter of 2023 increased 0.4% and same-store operating expenses decreased 1.8% from the same quarter in 2022. Same-store NOI increased 1.2% from the fourth quarter of 2022 to the fourth quarter of 2023.

Operating Results

As of December 31, 2023, the Company’s total consolidated portfolio included 611 stores containing 44.1 million rentable square feet and had physical occupancy of 89.8%.

Revenues increased $4.1 million and property operating expenses decreased $1.2 million in the fourth quarter of 2023, as compared to the same period in 2022. Increases in revenues were primarily attributable to revenues generated from property acquisitions and recently opened development properties as well as increased rental rates on our same‐store portfolio. Decreases in property operating expenses were primarily attributable to decreases in expenses from same-store properties largely related to property taxes.

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Earnings Release

Interest expense decreased from $23.6 million during the three months ended December 31, 2022 to $22.6 million during the three months ended December 31, 2023, a decrease of $1.0 million. The decrease was attributable to a decrease in the average outstanding debt balance and lower interest rates during the 2023 period compared to the 2022 period. The average outstanding debt balance decreased to $2.97 billion during the three months ended December 31, 2023 as compared to $3.06 billion during the three months ended December 31, 2022. The weighted average effective interest rate on our outstanding debt decreased to 3.00% for the three months ended December 31, 2023 compared to 3.02% during the three months ended December 31, 2022.

Financing Activity

During the three months ended December 31, 2023, the Company did not sell any common shares of beneficial interest through its at-the-market ("ATM") equity program. As of December 31, 2023, the Company had 5.8 million shares available for issuance under the existing equity distribution agreements.

Quarterly Dividend

On December 7, 2023, the Company declared a quarterly dividend of $0.51 per common share, a 4.1% increase compared to the Company’s previously declared quarterly dividend of $0.49 per share. The dividend was paid on January 16, 2024 to common shareholders of record on January 2, 2024.

2024 Financial Outlook

“We had a successful year in 2023 as we continued our disciplined approach to capital allocation, expanded our overall store count by 10% through additions to our third-party managed platform, and improved our already strong balance sheet position,” commented Chief Financial Officer Tim Martin. “Given the volatility in storage fundamentals coupled with the uncertain macroeconomic backdrop, our initial 2024 guidance contemplates a wide range of potential outcomes.”

The Company estimates that its fully diluted earnings per share for 2024 will be between $1.69 and $1.79, and that its fully diluted FFO per share, as adjusted, for 2024 will be between $2.59 and $2.69. Due to uncertainty related to the timing and terms of transactions, the impact of any potential future speculative investment activity is excluded from guidance. For 2024, the same-store pool will consist of 598 properties totaling 43.0 million rentable square feet.

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2024 Full Year Guidance Range Summary	Current Ranges for Annual Assumptions		
Same-store revenue growth	(1.25%)	to	1.25%
Same-store expense growth	5.50%	to	7.00%
Same-store NOI growth	(4.00%)	to	0.00%
Acquisition of consolidated operating properties	$ 100.0M	to	$ 200.0M
Dilution from properties in lease-up	$ (0.02)	to	$ (0.03)
Property management fee income	$ 40.5M	to	$ 42.5M
General and administrative expenses	$ 59.5M	to	$ 61.5M
Interest and loan amortization expense	$ 97.0M	to	$ 99.0M
Full year weighted average shares and units	227.7M		227.7M
Diluted earnings per share attributable to common shareholders	$ 1.69	to	$ 1.79
Plus: real estate depreciation and amortization	0.90		0.90
FFO, as adjusted, per diluted share	**$ 2.59**	**to**	**$ 2.69**

1st Quarter 2024 Guidance	Range		
Diluted earnings per share attributable to common shareholders	$ 0.41	to	$ 0.43
Plus: real estate depreciation and amortization	0.22		0.22
FFO, as adjusted, per diluted share	**$ 0.63**	**to**	**$ 0.65**

Conference Call

Management will host a conference call at 11:00 a.m. ET on Friday, March 1, 2024 to discuss financial results for the three and twelve months ended December 31, 2023.

A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.cubesmart.com. Telephone participants may join on the day of the call by dialing 1 (888) 575-5163 using conference ID 14924806.

After the live webcast, the webcast will be available on CubeSmart’s website. In addition, a telephonic replay of the call will be available through March 14, 2024 by dialing 1 (877) 674-7070 using conference number 924806#.

Supplemental operating and financial data as of December 31, 2023 is available in the Investor Relations section of the Company’s corporate website.

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Earnings Release

About CubeSmart

CubeSmart is a self-administered and self-managed real estate investment trust. The Company's self-storage properties are designed to offer affordable, easily accessible and, in most locations, climate-controlled storage space for residential and commercial customers. According to the 2023 Self-Storage Almanac, CubeSmart is one of the top three owners and operators of self-storage properties in the United States.

Non-GAAP Financial Measures

Funds from operations (“FFO”) is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance. The April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”), as amended, defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate and related impairment charges, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a key performance indicator in evaluating the operations of the Company's stores. Given the nature of its business as a real estate owner and operator, the Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States. The Company believes that FFO is useful to management and investors as a starting point in measuring its operational performance because FFO excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of real estate, gains from remeasurement of investments in real estate ventures, impairments of depreciable assets, and depreciation, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies.

FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP and is not a measure of liquidity or an indicator of the Company’s ability to make cash distributions. The Company believes that to further understand its performance, FFO should be compared with its reported net income and considered in addition to cash flows computed in accordance with GAAP, as presented in its consolidated financial statements.

FFO, as adjusted represents FFO as defined above, excluding the effects of acquisition related costs, gains or losses from early extinguishment of debt, and other non-recurring items, which the Company believes are not indicative of the Company’s operating results.

The Company defines net operating income, which it refers to as “NOI,” as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income (loss): interest expense on loans, loan procurement amortization expense, loss on early extinguishment of debt, acquisition related costs, equity in losses of real estate ventures, other expense, depreciation and amortization expense, general and administrative expense, and deducting from net income (loss): equity in earnings of real estate ventures, gains from sales of real estate, net, other income, gains from remeasurement of investments in real estate ventures and interest income. NOI is a measure of performance that is not calculated in accordance with GAAP.

Management uses NOI as a measure of operating performance at each of its stores, and for all of its stores in the aggregate. NOI should not be considered as a substitute for net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP.

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The Company believes NOI is useful to investors in evaluating operating performance because it is one of the primary measures used by management and store managers to evaluate the economic productivity of the Company’s stores, including the ability to lease stores, increase pricing and occupancy, and control property operating expenses. Additionally, NOI helps the Company’s investors meaningfully compare the results of its operating performance from period to period by removing the impact of its capital structure (primarily interest expense on outstanding indebtedness) and depreciation of the basis in its assets from operating results.

Forward-Looking Statements

This presentation, together with other statements and information publicly disseminated by CubeSmart (“we,” “us,” “our” or the “Company”), contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. As a result, you should not rely on or construe any forward-looking statements in this presentation, or which management or persons acting on their behalf may make orally or in writing from time to time, as predictions of future events or as guarantees of future performance. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this presentation or as of the dates otherwise indicated in such forward-looking statements. All of our forward-looking statements, including those in this presentation, are qualified in their entirety by this statement.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this presentation. Any forward-looking statements should be considered in light of the risks and uncertainties referred to in Item 1A. “Risk Factors” in our Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission (“SEC”).

These risks include, but are not limited to, the following:

●	adverse changes in economic conditions in the real estate industry and in the markets in which we own and operate self-storage properties;
●	the effect of competition from existing and new self-storage properties and operators on our ability to maintain or raise occupancy and rental rates;
●	the failure to execute our business plan;
●	adverse impacts from pandemics, quarantines and stay at home orders, including the impact on our ability to operate our self-storage properties, the demand for self-storage, rental rates and fees and rent collection levels;
●	reduced availability and increased costs of external sources of capital;

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Earnings Release

●	increases in interest rates and operating costs;
●	financing risks, including the risk of over-leverage and the corresponding risk of default on our mortgage and other debt and potential inability to refinance existing or future debt;
●	counterparty non-performance related to the use of derivative financial instruments;
●	risks related to our ability to maintain our qualification as a real estate investment trust (“REIT”) for federal income tax purposes;
●	the failure of acquisitions and developments to close on expected terms, or at all, or to perform as expected;
●	increases in taxes, fees and assessments from state and local jurisdictions;
●	the failure of our joint venture partners to fulfill their obligations to us or their pursuit of actions that are inconsistent with our objectives;
●	reductions in asset valuations and related impairment charges;
●	cybersecurity breaches, cyber or ransomware attacks or a failure of our networks, systems or technology, which could adversely impact our business, customer and employee relationships or result in fraudulent payments;
●	changes in real estate, zoning, use and occupancy laws or regulations;
●	risks related to or consequences of earthquakes, hurricanes, windstorms, floods, other natural disasters or acts of violence, pandemics, active shooters, terrorism, insurrection or war that impact the markets in which we operate;
●	potential environmental and other material liabilities;
●	governmental, administrative and executive orders, regulations and laws, which could adversely impact our business operations and customer and employee relationships;
●	uninsured or uninsurable losses and the ability to obtain insurance coverage, indemnity or recovery from insurance against risks and losses;
●	our ability to attract and retain talent in the current labor market;
●	other factors affecting the real estate industry generally or the self-storage industry in particular; and
●	other risks identified in Item 1A of our Annual Report on Form 10-K and, from time to time, in other reports that we file with the SEC or in other documents that we publicly disseminate.

Given these uncertainties, we caution readers not to place undue reliance on forward-looking statements. We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise except as may be required in securities laws.

Contact:

CubeSmart

Josh Schutzer

Vice President, Finance

(610) 535-5700

FOURTH QUARTER 2023	PAGE 7

CUBESMART AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,
	2023	2022
	(unaudited)
ASSETS
Storage properties	$7,367,613	$7,295,778
Less: Accumulated depreciation	(1,416,377)	(1,247,775)
Storage properties, net (including VIE assets of $180,615 and $167,180, respectively)	5,951,236	6,048,003
Cash and cash equivalents	6,526	6,064
Restricted cash	1,691	2,861
Loan procurement costs, net of amortization	3,995	5,182
Investment in real estate ventures, at equity	98,288	105,993
Assets held for sale	—	3,745
Other assets, net	163,284	153,982
Total assets	$6,225,020	$6,325,830

LIABILITIES AND EQUITY
Unsecured senior notes, net	$2,776,490	$2,772,350
Revolving credit facility	18,100	60,900
Mortgage loans and notes payable, net	128,186	162,918
Lease liabilities - finance leases	65,714	65,758
Accounts payable, accrued expenses and other liabilities	201,419	214,384
Distributions payable	115,820	111,190
Deferred revenue	38,483	38,757
Liabilities held for sale	—	1,773
Total liabilities	3,344,212	3,428,030

Noncontrolling interests in the Operating Partnership	60,276	57,419

Commitments and contingencies

Equity
Common shares $.01 par value, 400,000,000 shares authorized, 224,921,053 and 224,603,462 shares issued and outstanding at December 31, 2023 and 2022, respectively	2,249	2,246
Additional paid-in capital	4,142,229	4,125,478
Accumulated other comprehensive loss	(411)	(491)
Accumulated deficit	(1,345,239)	(1,301,030)
Total CubeSmart shareholders’ equity	2,798,828	2,826,203
Noncontrolling interests in subsidiaries	21,704	14,178
Total equity	2,820,532	2,840,381
Total liabilities and equity	$6,225,020	$6,325,830

FOURTH QUARTER 2023	PAGE 8

CUBESMART AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	For the year ended December 31,
	2023	2022	2021

REVENUES
Rental income	$911,999	$879,289	$707,751
Other property related income	101,793	96,166	83,605
Property management fee income	36,542	34,169	31,208
Total revenues	1,050,334	1,009,624	822,564
OPERATING EXPENSES
Property operating expenses	294,780	293,260	252,104
Depreciation and amortization	201,238	310,610	232,049
General and administrative	57,041	54,623	47,809
Total operating expenses	553,059	658,493	531,962
OTHER (EXPENSE) INCOME
Interest:
Interest expense on loans	(93,065)	(93,284)	(78,448)
Loan procurement amortization expense	(4,141)	(3,897)	(8,168)
Loss on early extinguishment of debt	—	—	(20,328)
Equity in earnings of real estate ventures	6,085	48,877	25,275
Gains from sales of real estate, net	—	—	32,698
Other	6,281	(10,355)	(10,818)
Total other expense	(84,840)	(58,659)	(59,789)
NET INCOME	412,435	292,472	230,813
Net income attributable to noncontrolling interests in the Operating Partnership	(2,535)	(1,931)	(7,873)
Net loss attributable to noncontrolling interests in subsidiaries	857	722	542
NET INCOME ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS	$410,757	$291,263	$223,482

Basic earnings per share attributable to common shareholders	$1.82	$1.29	$1.10
Diluted earnings per share attributable to common shareholders	$1.82	$1.29	$1.09

Weighted average basic shares outstanding	225,424	224,928	203,832
Weighted average diluted shares outstanding	226,241	225,881	205,009

FOURTH QUARTER 2023	PAGE 9

Same-Store Results (592 stores)

(in thousands, except percentages and per square foot data)

(unaudited)

	Three Months Ended			Year Ended
	December 31,		Percent	December 31,		Percent
	2023	2022	Change	2023	2022	Change

REVENUES
Rental income	$222,301	$221,086	0.5%	$882,011	$853,939	3.3%
Other property related income	9,354	9,628	(2.8)%	38,420	35,718	7.6%
Total revenues	231,655	230,714	0.4%	920,431	889,657	3.5%

OPERATING EXPENSES
Property taxes (1)	20,356	23,526	(13.5)%	93,550	94,991	(1.5)%
Personnel expense	13,219	12,942	2.1%	52,854	54,002	(2.1)%
Advertising	4,334	4,306	0.7%	20,174	18,682	8.0%
Repair and maintenance	2,856	2,659	7.4%	10,454	9,602	8.9%
Utilities	5,189	5,210	(0.4)%	22,336	22,250	0.4%
Property insurance	3,072	2,133	44.0%	10,872	8,188	32.8%
Other expenses	8,986	8,310	8.1%	35,207	34,118	3.2%

Total operating expenses	58,012	59,086	(1.8)%	245,447	241,833	1.5%

Net operating income (2)	$173,643	$171,628	1.2%	$674,984	$647,824	4.2%

Gross margin	75.0%	74.4%		73.3%	72.8%

Period end occupancy	90.3%	91.3%		90.3%	91.3%

Period average occupancy	90.8%	91.9%		91.8%	93.2%

Total rentable square feet	42,338			42,338

Realized annual rent per occupied square foot (3)	$23.12	$22.72	1.8%	$22.70	$21.65	4.8%

Reconciliation of Same-Store Net Operating Income to Net Income

Same-store net operating income (2)	$173,643	$171,628		$674,984	$647,824
Non same-store net operating income (2)	6,102	4,641		21,760	17,262
Indirect property overhead (4)	14,094	12,225		58,810	51,278
Depreciation and amortization	(50,566)	(69,433)		(201,238)	(310,610)
General and administrative expense	(13,982)	(12,983)		(57,041)	(54,623)
Interest expense on loans	(22,626)	(23,555)		(93,065)	(93,284)
Loan procurement amortization expense	(1,030)	(1,012)		(4,141)	(3,897)
Equity in earnings of real estate ventures	1,603	1,345		6,085	48,877
Other	5,899	(684)		6,281	(10,355)

Net income	$113,137	$82,172		$412,435	$292,472

(1)	For comparability purposes, current year amounts related to the expiration of certain real estate tax abatements have been excluded from the same-store portfolio results ($174k and $678k for the three months and year ended December 31, 2023, respectively).
(2)	Net operating income (“NOI”) is a non-GAAP (generally accepted accounting principles) financial measure. The above table reconciles same-store NOI to GAAP Net income.
(3)	Realized annual rent per occupied square foot is computed by dividing annualized rental income by the weighted average occupied square feet for the period.
(4)	Includes property management income earned in conjunction with managed properties.

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Non-GAAP Measure – Computation of Funds From Operations

(in thousands, except percentages and per share and unit data)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022

Net income attributable to the Company's common shareholders	$112,667	$81,862	$410,757	$291,263

Add (deduct):
Real estate depreciation and amortization:
Real property	48,627	68,103	194,845	305,845
Company's share of unconsolidated real estate ventures	2,093	2,141	8,446	9,320
Gains from sales of real estate, net (1)	—	—	(1,477)	(45,705)
Noncontrolling interests in the Operating Partnership	665	527	2,535	1,931

FFO attributable to the Company's common shareholders and third-party OP unitholders	$164,052	$152,633	$615,106	$562,654

(Deduct) add:
Gain on involuntary conversion (2)	(4,827)	—	(4,827)	—
Property damage related to hurricane, net of expected insurance proceeds	(844)	(312)	(844)	1,266
Transaction-related expenses (3)	—	—	—	10,546

FFO, as adjusted, attributable to the Company's common shareholders and third-party OP unitholders	$158,381	$152,321	$609,435	$574,466

Earnings per share attributable to common shareholders - basic	$0.50	$0.36	$1.82	$1.29
Earnings per share attributable to common shareholders - diluted	$0.50	$0.36	$1.82	$1.29
FFO per share and unit - fully diluted	$0.72	$0.67	$2.70	$2.47
FFO, as adjusted per share and unit - fully diluted	$0.70	$0.67	$2.68	$2.53

Weighted average basic shares outstanding	225,546	225,088	225,424	224,928
Weighted average diluted shares outstanding	226,242	225,876	226,241	225,881
Weighted average diluted shares and units outstanding	227,571	227,325	227,634	227,402

Dividend per common share and unit	$0.51	$0.49	$1.98	$1.78
Payout ratio of FFO, as adjusted	72.9%	73.1%	73.9%	70.4%

(1)	For the year ended December 31, 2022, $45.7 million represents gains related to the sale by 191 IV CUBE Southeast LLC ("HVPSE") of all 14 of its self-storage properties on August 30, 2022. A portion of the proceeds from the sale were held back to pay venture-level expenses. For the year ended December 31, 2023, $1.7 million represents distributions in excess of our investment in HVPSE from the proceeds that were held back from this sale. These amounts are included in equity in earnings of real estate ventures within our consolidated statements of operations. In addition, the year ended December 31, 2023 includes a $0.2 million loss related to the sale of the California Yacht Club, which was acquired in 2021 as part of the Company's acquisition of LAACO, Ltd. This amount is included in the component of other (expense) income designated as Other within our consolidated statements of operations.

(2)	Relates to a store that was subject to an involuntary conversion by the Department of Transportation of the State of Illinois on December 19, 2023. This amount is included in the component of other (expense) income designated as Other within our consolidated statements of operations.

(3)	For the year ended December 31, 2022, transaction-related expenses include severance expenses ($10.3 million) and other transaction expenses ($0.2 million). Prior to our acquisition of LAACO, Ltd. on December 9, 2021, the predecessor company entered into severance agreements with certain employees, including members of their executive team. These costs were known to us and the assumption of the obligation to make these payments post-closing was contemplated in our net consideration paid in the transaction. In accordance with GAAP, and based on the specific details of the arrangements with the employees prior to closing, these costs are considered post-combination compensation expenses. Transaction-related expenses are included in the component of other (expense) income designated as Other within our consolidated statements of operations.

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